EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of the Registrant’s subsidiaries as of January 31, 2012:

Name of Subsidiary	Jurisdiction of Organization
NAEG Alaska Corporation	Delaware
NAEG CBM Operations LLC	Alaska